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                                                                   Exhibit 23.02

The Board of Directors
UFP Technologies, Inc.

We consent to the inclusion in Form 10-K of UFP Technologies, Inc. of our report dated February 25, 1999, with respect to the consolidated balance sheet of UFP Technologies, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998 and all related schedules, which reports appear in the Form 10-K of UFP Technologies, Inc. dated March 30, 1999.




/S/  KPMG LLP
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Boston, MA
March 21, 2000